Exhibit 11
                             COMPUDYNE CORPORATION
                 COMPUTATION OF EARNINGS PER COMMON AND COMMON
                               EQUIVALENT SHARE
                   (In Thousands, Except for Per Share Data)

                               Three Months Ended      Six Months Ended
                                     June 30,                June 30,
                                 1996       1995          1996      1995
                               -----------------------------------------
Primary earnings (loss)
  per share:
- -----------------------
 Earnings (loss) from
  continuing operations        $   106    $    75     $   146    $   104
 Discontinued operations           (25)      (112)        (25)      (246)
                                -------    ------      ------     ------
     Net earnings (loss)       $    81    $   (37)    $   121    $  (142)
                                ======     ======      ======     ======
Weighted average common and
 common equivalent shares        1,808      1,603       1,808      1,603
Adjustment to options                2          -          16          -
Assumed conversion of
 preferred shares                1,260          -       1,260          -
                                ------     ------      ------     ------
     Primary Shares              3,070      1,603       3,084      1,603
                                ======     ======      ======     ======

Earnings (loss) per share:
 Continuing operations before
  extraordinary item           $   .04    $   .04     $   .05    $   .06
 Discontinued operations          (.01)      (.06)       (.01)      (.15)
                                ------     ------      ------     ------
     Net earnings (loss)       $   .03    $  (.02)    $   .04    $  (.09)
                                ======     ======      ======     ======

Fully diluted earnings (loss)
 per share:
- ----------------------------
  Earnings (loss) from
    continuing operations      $   106    $    75     $   146    $   104
  Adjustment for interest
    on promissory notes             11          -          22          -
  Discontinued operations          (25)      (112)        (25)      (246)
                                ------     ------      ------     ------
     Net earnings (loss)       $    92    $   (37)    $   143    $  (142)
                                ======     ======      ======     ======
Weighted average common and
 common equivalent shares        3,070      1,603       3,084      1,603
Conversion of promissory notes     400          -         400          -
                                ------     ------      ------     ------
     Fully diluted shares        3,470      1,603       3,484      1,603
                                ======     ======      ======     ======
Earnings (loss) per share:
  Continuing operations
   before extraordinary items  $   .03    $   .04     $   .05    $   .06
  Discontinued operations         (.01)      (.06)       (.01)      (.15)
                                ------     ------      ------     ------
     Net earnings (loss)       $   .02    $  (.02)    $   .04    $  (.09)
                                ======     ======      ======     ======